SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)



                                  Amendment #3


                              TECH/OPS SEVCON, INC.

                                (NAME OF ISSUER)

                           Common Stock $.10 par value

                         (TITLE OF CLASS OF SECURITIES)


                                    878293109

                                 (CUSIP NUMBER)

                                 Paul D. Sonkin
                           Hummingbird Management, LLC
                           460 Park Avenue, 12th Floor
                            New York, New York 10022
                            ------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               April 27, 2007
                                -----------------
             (Date of Event Which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box /_/.

     Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.



--------
1   The  remainder  of this  cover  page  shall be filled  out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


------------------------                            ----------------------------
CUSIP No. 878293109                13D/A                      Page 2 of 10 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Management, LLC
                               IRS No. 13-4082842
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    211,925
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               211,925
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     211,925
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     6.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================



------------------------                            ----------------------------
CUSIP No. 878293109                13D/A                      Page 3 of 10 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Paul D. Sonkin
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    211,925
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               211,925
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     211,925
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     6.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     OO
================================================================================

 .

------------------------                            ----------------------------
CUSIP No. 878293109                13D/A                      Page 4 of 10 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Capital, LLC


--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    211,925
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               211,925
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     211,925
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     6.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     OO
================================================================================


------------------------                            ----------------------------
CUSIP No. 878293109                13D/A                      Page 5 of 10 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Value Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   118,260
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               118,260
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     118,260
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     LP
================================================================================



------------------------                            ----------------------------
CUSIP No. 878293109                13D/A                      Page 6 of 10 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Microcap Value Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   93,665
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               93,665
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     93,665
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     LP
================================================================================



------------------------                            ----------------------------
CUSIP No. 878293109                13D/A                      Page 7 of 10 Pages
------------------------                            ----------------------------

 AMENDMENT NO. 3 TO SCHEDULE 13D

         This Amendment No. 3, dated May 7, 2007, to Schedule 13D is filed by the Reporting Person and amends Schedule 13D as previously filed by the Reporting Person with the Securities and Exchange Commission on April 30, 2003 (the "Schedule 13D"), relating to the common stock (the "Common Stock") of Tech/Ops Sevcon, Inc., a Delaware corporation.

Items 3 and 5 of the Schedule 13D/A are hereby amended and restated, as follows:



ITEM 3 SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         As of May 7, 2007, Hummingbird has caused each of HVF and Microcap Fund to invest approximately $486,741 and $378,418, respectively, in the Shares of the Issuer using their respective working capital.


ITEM 5    INTEREST IN SECURITIES OF THE ISSUER

          (a) As investment manager of HVF, and Microcap, Hummingbird may be deemed to have the sole voting and investment authority over the Shares owned by HVF, Microcap, and Tarsier for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3"), may be deemed to be the beneficial owner of 211,925 Shares representing approximately 6.6% of the outstanding shares of the Issuer (based upon 3,211,021 shares of Common Stock outstanding as of February 13, 2007, as reported on Form 10-Q for the period ended December 31, 2006.) Hummingbird disclaims any beneficial ownership of the Shares covered by this Statement.



------------------------                            ----------------------------
CUSIP No. 878293109                13D/A                     Page 8 of 10 Pages
------------------------                            ----------------------------

          HC, as the general partner of each of HVF, Microcap Fund, and Tarsier, Hummingbird may be deemed to have the sole voting and investment authority over the Shares owned by HVF, Microcap Fund, and Tarsier, for purposes of Rule 13d-3 under the Securities Exchange
Act of 1934, as amended ("Rule 13d-3"), may be deemed to be the beneficial owner of 211,925 Shares representing approximately 6.6% of the outstanding shares of the Issuer (based upon 3,211,021 shares of Common Stock outstanding as of February 13, 2007, as reported on Form 10-Q for the period ended December 31, 2006.) HC disclaims any beneficial ownership of the Shares covered by this Statement.

          HVF is the beneficial owner of 118,260 Shares or 3.7% of the outstanding shares of the Issuer.

          Microcap is the beneficial owner of 93,665 Shares or 2.9% of the outstanding shares of the Issuer.



          (c) Hummingbird caused HVF to effect transactions in the Shares during the past 60 days as set forth below:

                                              NUMBER OF
   DATE              TYPE                      SHARES         PRICE/SHARE
   ----              ----                      ------         -----------
4/24/2007	open market sale		24,000		9.584
4/24/2007	open market sale		10,500		9.510
4/25/2007	open market sale		 2,500		9.195
4/27/2007	open market sale		22,950		9.818
4/30/2007	open market sale		 2,100		10.686
4/30/2007	open market sale		 2,400		10.490
5/1/2007	open market sale		 3,000		10.490
5/4/2007	open market sale		23,750		10.888





------------------------                            --------------------------
CUSIP No. 878293109                13D/A                  Page 9 of 10 Pages
------------------------                            --------------------------

          Hummingbird caused Microcap to effect transactions in the Shares duringthe past 60 days as set forth below:

                                              NUMBER OF
   DATE              TYPE                      SHARES         PRICE/SHARE
   ----              ----                      ------         -----------
4/24/2007	open market sale		24,000		9.584
4/24/2007	open market sale		10,500		9.510
4/25/2007	open market sale		 2,500		9.195
4/27/2007	open market sale		22,950		9.818
4/30/2007	open market sale		 2,000		10.686
4/30/2007	open market sale		 2,300		10.490
5/1/2007	open market sale		 2,000		10.490
5/4/2007	open market sale		20,000		10.888






           (d)         Inapplicable.

           (e)         Inapplicable.




                                   SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated: May 7, 2007          HUMMINGBIRD MANAGEMENT, LLC



                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member


                                    /s/ Paul D. Sonkin
                                   -------------------------------------
                                   PAUL D. SONKIN


                                   HUMMINGBIRD VALUE FUND, L.P.

                                   By: Hummingbird Capital, LLC

                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member


                                   HUMMINGBIRD MICROCAP VALUE FUND, L.P.

                                   By: Hummingbird Capital, LLC

                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member





------------------------                            ----------------------------
CUSIP No. 878293109                13D/A                     Page 10 of 10 Pages
------------------------                            ----------------------------




                                   HUMMINGBIRD CAPITAL, LLC



                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member


                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin